Exhibit 99.1

Contact: Lisa Rhodes Ryans (954) 769-4120 publicrelations@autonation.com Investor Contact: Derek Fiebig (954) 769-2227 fiebigd@autonation.com

AutoNation Appoints Mark Stewart to Board of Directors

FORT LAUDERDALE, Fla., October 16, 2026 — AutoNation, Inc. (NYSE: AN), one of the largest automotive retailers in the United States, today announced the appointment of Mark Stewart to its Board of Directors as an independent director.

“Mark is a proven global leader with deep experience across the automotive, manufacturing, technology, and consumer sectors,” said Rick Burdick, Chairman of the AutoNation Board of Directors. “His strategic perspective, operational discipline, and track record of leading complex organizations through transformation will strengthen the Board as we continue to advance AutoNation’s strategy and deliver long-term value for our shareholders.”

Mr. Stewart has served as Chief Executive Officer and President of The Goodyear Tire & Rubber Company and as a member of its Board of Directors since January 2024. Before joining Goodyear, Mr. Stewart served as Chief Operating Officer of North America for Stellantis and as a member of its Group Executive Council, leading a business with more than 88,000 employees and over $90 billion in revenue. He previously served as Vice President, Customer Fulfillment, at Amazon and held senior leadership roles at ZF TRW Automotive, TRW, and Tower Automotive. Throughout his career, he has led large-scale operations across the United States, Europe, and Asia.

Mr. Stewart earned a bachelor’s degree in electrical and electronics engineering from Vanderbilt University and an MBA from the University of Tennessee, Knoxville. He is a member of Business Roundtable and previously served on the Board of Directors of the Auto Alliance.

About AutoNation, Inc.

AutoNation, one of the largest automotive retailers in the United States, offers innovative products and exceptional services as part of a portfolio of comprehensive solutions for our customers and their automotive needs. With a nationwide network of dealerships strengthened by a recognized brand, we offer a wide variety of new and used vehicles, customer financing, parts, and expert maintenance and repair services. Through DRV PNK, we have raised and donated over $50 million for cancer-related causes, demonstrating our commitment to making a positive difference in the lives of our Associates, Customers, and the communities we serve.

Please visit www.autonation.com, investors.autonation.com, newsroom.autonation.com, and www.x.com/autonation, where AutoNation discloses additional information about the Company, its business, and its results of operations.